UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 25, 2016

FOTV Media Networks Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-212396	45-3343730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

338 N. Canon Drive, 3rd Floor, Beverly Hills, California		90210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 733-1830

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOTV Media Networks Inc. (the “Company”)

August 25, 2016

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the Company’s initial public offering, on August 25, 2016, the Company entered into an escrow deposit agreement (the “Escrow Agreement”) with Monarch Bay Securities, LLC, the Underwriter for the offering, and UMB Bank, N.A. A form of the Escrow Agreement was filed on August 12, 2016, with the SEC with Amendment No. 2 to the Company’s Registration Statement as Exhibit 10.5.

Pursuant to the Escrow Agreement, the gross proceeds of the offering will be deposited at UMB Bank, N.A. in an escrow account established by the Company. The funds will be held in escrow until the Company receives a minimum of $20,000,000 and otherwise satisfies the listing conditions to trade its Common Stock on the Nasdaq Capital Market, at which time the initial closing with respect to the offering will be consummated and the related funds will be released to the Company. Any proceeds received by the Company from the sale of shares subsequent to the initial closing and following the satisfaction of the Nasdaq listing requirements will be available to the Company immediately upon the closing of the sale of such shares. If the Company does not receive the minimum amount of $20,000,000 by October 11, 2016 (60 days after the date of the prospectus), all funds will be returned to purchasers in the offering on the next business day after the offering’s termination, without charge, deduction or interest. Prior to October 11, 2016, in no event will funds be returned to the purchasers in the offering. Such purchasers will only be entitled to receive a refund of their subscription if the Company does not raise a minimum of $20,000,000 and satisfy the Nasdaq listing conditions by October 11, 2016.

An executed copy of the Escrow Agreement is attached as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Escrow Agreement is qualified in its entirety by reference to the full text of such exhibit.

Item 9.01.	Exhibits.

10.1	Escrow Deposit Agreement, dated as of August 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2016	FOTV MEDIA NETWORKS INC.

	By:	/s/ Alkiviades (Alki) David
Name: Alkiviades (Alki) David
Title: Chairman and Chief Executive Officer